Exhibit 99.1
ANNUAL SERVICER’S CERTIFICATE
For Year Ended December 31, 2005
DAIMLERCHRYSLER FINANCIAL SERVICES AMERICAS LLC
DAIMLERCHRYSLER AUTO TRUST 2005-A
The undersigned, duly authorized representatives of DaimlerChrysler Financial Services Americas LLC (“DCFS”), as Servicer, pursuant to the Sale and Servicing Agreement (the “Agreement”) dated as of January 1, 2005, by and among DCFS, as Seller and Servicer, and DaimlerChrysler Auto Trust 2005-A, as Issuer, does hereby certify that:
1.	DCFS is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned are Servicing Officers and are duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Issuer, the Owner Trustee and to the Trustee.

3.	A review of the activities of the Servicer during the calendar year ended December 31, 2005 and of their performance under the Agreement was conducted under our supervision.

4.	Based on such review, the Servicer has, to the best of our knowledge, performed in all material respects all of its obligations under the Agreement and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	The Servicer remitted within two business days of receipt thereof to the Deposit Account fund representing payment by or on behalf of the Obligor with respect to the receivable. These daily remittances included amounts representing estimated interest collections, which are calculated at the beginning of each month and allocated to each daily remittance for that month. The estimate of interest collections that were allocated to the daily remittances for January 2005 were not correct. However, the total monthly settlement for the period was accurate and the correct amount of actual interest collections was remitted on the Distribution Date for the affected month.
Capitalized terms used but not defined herein are used as defined in the applicable Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of March 2006.

/s/ Andree Ohmstedt	/s/ Mark L. Davis

Andree Ohmstedt	Mark L. Davis
Vice President and Controller	Assistant Controller
Financial Reporting & Policy

Independent Accountants’ Report
The Manager and Member
DaimlerChrysler Financial Services Americas LLC,
     as successor to DaimlerChrysler Services North America LLC as Servicer for DCAT 2005-A:
We have examined DaimlerChrysler Financial Services Americas LLC’s, as successor to DaimlerChrysler Services North America LLC, (the “Company”) compliance with certain applicable minimum servicing standards identified in the accompanying Management Assertion, as set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) for the year ended December 31, 2005, pursuant to the DCAT 2005-A Sale and Servicing Agreement identified in the accompanying Management Assertion. Management is responsible for the Company’s compliance with those requirements. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the minimum servicing standards.
Our examination disclosed the following material noncompliance with minimum servicing standard II.1 as set forth in USAP. As explained in the Management Assertion, minimum servicing standard II.1 requires timely remittances of cash collections to the trusts. The Company’s daily remittances are to include an estimate related to interest collections, which is calculated at the beginning of each month and allocated to each remittance during the month. The calculation and allocation of estimated interest collections related to the daily remittances for January 2005 was not performed and daily interest was not remitted during the month, but was calculated and remitted in February through December.
We do not express an opinion or any other form of assurance on management’s statement referring to the accuracy of the monthly settlements or the correctness of the remittance of actual interest collections on the Distribution Date for the affected month.
In our opinion, except for the material noncompliance described in the third paragraph, DaimlerChrysler Financial Services Americas LLC has complied, in all material respects, with the aforementioned applicable minimum servicing standards for the year ended December 31, 2005.

/s/ KPMG LLP

Detroit, Michigan
March 28, 2006

Management Assertion
March 23, 2006
As of and for the year ended December 31, 2005, except as explained in the following paragraph, DaimlerChrysler Financial Services Americas LLC, as successor to DaimlerChrysler Services North America LLC, has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent that such servicing standards are applicable to the servicing obligations pursuant to the Sale and Servicing Agreement dated as of January 1, 2005, among DaimlerChrysler Financial Services Americas LLC as Seller and Servicer and DaimlerChrysler Auto Trust 2005-A as Issuer.
Minimum servicing standard II.1 requires timely remittances of cash collections to the trust. The Company as Servicer remitted within two business days of receipt thereof to the Deposit Account funds representing payments by or on behalf of the Obligors with respect to the receivables. These daily remittances are to include amounts representing estimated interest collections, which are calculated at the beginning of each month and allocated to each daily remittance for that month. The calculation and allocation of estimated interest collections related to the daily remittances for January 2005 was not performed and daily interest was not remitted during the month, but was calculated and remitted in February through December. The total monthly settlements for all periods were accurate and the correct amount of actual interest collections was remitted on the Distribution Date for the affected month.
Due to the nature of the trust, minimum servicing standards I.2, I.4, III.1, III.2, III.3, III.4, III.5, III.6, V.2, V.3, V.4 and VII.1 are not applicable and, accordingly, DaimlerChrysler Financial Services Americas LLC has not made an attempt to comply with those standards.

DaimlerChrysler Financial Services Americas LLC, as Servicer

/s/ Paul E. Knauss
Paul E. Knauss
Vice President and Chief Financial Officer

/s/ Laurence F. Guindi
Laurence F. Guindi
Senior Manager – Structured Finance and Securitization

/s/ Mark L. Davis
Mark L. Davis
Assistant Controller – Financial Reporting & Policy